Exhibit 23.1 – consent of independent registered public accounting firm

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Medicure Inc.

We consent to the incorporation by reference in the registration statement (File No. 333- 146574) on Form S-8 of Medicure Inc., of our report dated September 14, 2012, with respect to the consolidated statements of net income and comprehensive income, changes in deficiency and cash flows for the year ended May 31, 2012 which report appears in the December 31, 2014 Annual Report on Form 20-F of Medicure Inc.

Our report dated September 14, 2012 contains an explanatory paragraph that states that the Company has experienced operating losses and has accumulated a deficit that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Chartered Accountants

April 10, 2015

Winnipeg, Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Medicure Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-146574) of Medicure Inc. of our report dated April 10, 2015, with respect to the consolidated financial statements of Medicure Inc., included in this Annual Report (Form 20-F) for the seven month period ended December 31, 2014 filed with the Securities and Exchange Commission.

Winnipeg, Canada,
April 10, 2015	Chartered Accountants